FORM OF
SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement (“Agreement”) entered into as of March 5, 2019, by and between Millington Securities Inc., a corporation organized under the laws of the State of Illinois (“Advisor”), and WBI Investments, Inc., a corporation organized under the laws of the State of New Jersey (“Sub-Advisor”).

WHEREAS, each of the Advisor and the Sub-Advisor is registered as an investment adviser with the United States Securities and Exchange Commission (“SEC”) pursuant to the Investment Advisers Act of 1940 (“Advisers Act”);

WHEREAS, the Advisor is registered as a broker-dealer with the SEC and as a member of the Financial Industry Regulatory Authority;

WHEREAS, the Advisor has entered into an Investment Advisory Agreement dated February__, 2019 (“Advisory Agreement”) with Absolute Shares Trust (“Trust”), relating to the provision of portfolio management services with respect to assets held by the series of the Trust as specified in Appendix A hereto, as amended from time to time (each a “Fund” and collectively, the “Funds”),

WHEREAS, the Advisory Agreement provides that the Advisor may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more sub-advisers, including the Sub-Advisor;

WHEREAS, the Advisor and the Trustees of the Trust desire to retain the Sub-Advisor to render portfolio management services to each of the Funds in the manner and on the terms set forth in this Agreement, and the Sub-Advisor is willing to provide such services; and

WHEREAS, capitalized terms not otherwise defined in this Agreement have the meanings assigned to them in a Fund’s most recent prospectus.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.Appointment and Acceptance of Appointment. The Advisor hereby appoints the Sub-Advisor to act as an investment adviser to each of the Funds for the periods and on the terms herein set forth. The Sub-Advisor accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.Sub-Advisory Services.

a)The Sub-Advisor shall, subject to the supervision and oversight of the Advisor, manage the investment and reinvestment of all assets of each of the Funds (“Fund Assets”). The Sub-Advisor shall manage the Fund Assets in conformity with (i) the investment objective, policies and restrictions of each of the Funds set forth in the Trust’s prospectus and Statement of Additional Information (“SAI”) relating to the Funds, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Advisor, the Trust’s Chief Compliance Officer (“Trust CCO”), or by the Trust’s Board of Trustees (“Board”) that have

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been furnished in writing to the Sub-Advisor; (ii) written instructions or directions delivered by the Advisor or the Trust to the Sub-Advisor, as provided more particularly below; (iii) the requirements of the Investment Company Act of 1940 (“1940 Act”), the Advisers Act and all other federal and state laws applicable to registered investment companies and the Sub-Advisor’s duties under this Agreement, all as may be in effect from time to time; (iv) that certain order of the SEC dated May 29, 2013 (as may be amended from time to time) granting exemptive relief to the Advisor, the Trust and any investment sub-adviser of any of the Funds from certain provisions of the 1940 Act and the rules promulgated thereunder in respect of each Fund’s status as an exchange-traded fund (“Advisor’s Exemptive Relief”); and (v) that certain order of the SEC dated July 8, 2014 (as may be amended from time to time) granting exemptive relief to the Advisor, the Trust and any investment sub-adviser of any of the Funds from certain provisions of the 1940 Act and the rules promulgated thereunder in respect of permitting (a) each Fund that operate as “funds of funds” to acquire shares of certain registered open-end management investment companies, registered closed-end management investment companies, “business development companies” (as defined by section 2(a)(48) of the 1940 Act), and registered unit investment trusts that are within and outside the same group of investment companies as the acquiring investment companies; and (b) each Fund relying on rule 12d1-2 under the 1940 Act to invest in certain financial instruments that may not be securities within the meaning of section 2(a)(36) of the 1940 Act. The materials outlined above in sub-clauses (i) through (iv) of this Section 2 are referred to herein below collectively as the “Policies.”

Subject to the foregoing, the Sub-Advisor is authorized to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments and to hold cash on behalf of each of the Funds as the Sub-Advisor deems appropriate, in the Sub-Advisor’s sole discretion and without prior consultation with the Advisor, in light of the Policies. Notwithstanding the foregoing provisions of this Section 2(a), however, the Sub-Advisor shall, upon and in accordance with written instructions from the Advisor, effect such portfolio transactions for the Fund Assets as the Advisor shall determine are necessary or desirable in order for a Fund to comply with the Policies.

b)Absent instructions from the Advisor or the officers of the Trust to the contrary, the Sub-Advisor shall place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer or other person who deals in the securities in which a Fund is trading. With respect to common and preferred stocks, in executing portfolio transactions and selecting brokers or dealers, the Sub-Advisor shall use its best judgment to obtain the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Advisor shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Sub-Advisor may also consider the brokerage and research services (as those terms are defined in section 28(e) of the Securities Exchange Act of 1934) provided to a Fund and/or other account over which the Sub-Advisor and/or an affiliate of the Sub-Advisor exercises investment discretion. With respect to securities other than common and preferred stocks, in placing orders with brokers, dealers or other persons, the Sub-Advisor shall attempt to obtain the best net price and execution of its orders, provided that to the extent the execution and price available from more than one broker, dealer or other such person are believed to

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be comparable, the Sub-Advisor may, at its discretion but subject to applicable law, select the executing broker, dealer or such other person on the basis of the Sub-Advisor’s opinion of the reliability and quality of such broker, dealer or such other person. Broker or dealers selected by the Sub-Advisor for the purchase and sale of securities or other investment instruments for Fund Assets may include the Advisor or brokers or dealers affiliated with the Advisor or the Sub-Advisor, provided such orders comply, as applicable, with Rules 17a-7, 17e-1 and 10f-3 under the 1940 Act and the Trust’s Rule 17a-7, Rule 17e-1 and Rule 10f-3 Procedures, respectively, in all respects, or any other applicable exemptive rules or orders applicable to the Sub-Advisor. Notwithstanding the foregoing, the Sub-Advisor will not effect any transaction with a broker or dealer that is an “affiliated person” (as defined under the 1940 Act) of the Advisor or the Sub-Advisor without the prior approval of the Advisor. The Advisor shall provide the Sub-Advisor with a list of brokers or dealers that are affiliated persons of the Advisor.

c)The Sub-Advisor has provided the Advisor with a true and complete copy of its compliance policies and procedures for compliance with “federal securities laws” (as such term is defined under Rule 38a-1 of the 1940 Act) and Rule 206(4)-7 of the Advisers Act (“Sub-Advisor Compliance Policies”). The Sub-Advisor’s chief compliance officer (“Sub-Advisor CCO”) shall provide to the Trust CCO or his or her delegate promptly (and in no event more than 10 business days) the following:

i.a report of any material changes to the Sub-Advisor Compliance Policies;

ii.a report of any “material compliance matters,” as defined by Rule 38a-1 under the 1940 Act, that have occurred in connection with the Sub-Advisor Compliance Policies;

iii.a copy of the Sub-Advisor CCO’s report with respect to the annual review of the Sub-Advisor Compliance Policies pursuant to Rule 206(4)-7 under the Advisers Act; and

iv.an annual (or more frequently as the Trust CCO may request) certification regarding the Sub-Advisor’s compliance with Rule 206(4)-7 under the Advisers Act and section 38a-1 of the 1940 Act as well as the foregoing sub-sections i through iv.

d)The Sub-Advisor may, on occasions when it deems the purchase or sale of a security to be in the best interests of a Fund as well as other fiduciary or agency accounts managed by the Sub-Advisor, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best overall terms available and execution with respect to common and preferred stocks and the best net price and execution with respect to other securities. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner it considers to be most fair and equitable over time to each of the Funds and to its other accounts.

e)The Sub-Advisor, in connection with its rights and duties with respect to each of the Funds and the Trust shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

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f)The services of the Sub-Advisor to the Advisor, the Funds and the Trust are not to be deemed to be exclusive, and the Sub-Advisor shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of Sub-Advisor are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

g)The Sub-Advisor shall furnish the Advisor monthly, quarterly and annual reports concerning portfolio transactions and performance of the Fund Assets as the Advisor may reasonably request in forms that are mutually agreed upon by the Advisor and the Sub-Advisor. The Sub-Advisor also agrees to review the Fund Assets with the Advisor and to discuss management of such assets on a quarterly basis and as otherwise reasonably requested by the Advisor. The Sub-Advisor shall promptly respond to requests by the Advisor and the Trust CCO or their respective delegates for copies of the pertinent books and records relating directly to a Fund and as maintained by the Sub-Advisor in accordance with applicable rules, laws and regulations. The Sub-Advisor shall also provide the Advisor with such other information and reports, including information and reports related to compliance matters, as may reasonably be requested by it from time to time, including without limitation all material requested by or required to be delivered to the Board.

h)The Sub-Advisor will, unless and until otherwise directed by the Advisor, exercise all rights of security holders with respect to securities held by each Fund, including, but not limited to: voting proxies in accordance with the Sub-Advisor’s then-current proxy voting policies.

i)The Sub-Advisor shall cooperate promptly and fully with the Advisor and/or the Trust in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Trust, the Funds or the Advisor brought by any governmental or regulatory authorities. The Sub-Advisor shall provide the Trust CCO or his or her delegate with notice within a reasonable period of any deficiencies or other issues identified by the SEC in an examination or otherwise that relate to or that may affect the Sub-Advisor’s responsibilities with respect to each Fund.

j)The Sub-Advisor shall be responsible for the preparation and filing of Schedule 13G and Form 13F with the SEC on behalf of the Fund Assets. The Sub-Advisor shall not be responsible for the preparation or filing of any other reports required on behalf of or in connection with the Fund Assets, the Funds or the Trust, except as may be expressly agreed to in writing.

k)The Sub-Advisor shall maintain separate detailed records of all matters pertaining to the Fund Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 17a-7, Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Advisor on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request. The Sub-Advisor further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

l)The Sub-Advisor shall promptly notify the Advisor of any financial condition that is likely to impair the Sub- Advisor’s ability to fulfill its commitments under this Agreement.

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3.Representations and Warranties of the Parties.

a)The Sub-Advisor represents and warrants to the Advisor as follows:

i.the Sub-Advisor is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder;

ii.the Sub-Advisor is registered as an investment adviser with the SEC under the Advisers Act, shall maintain such registration in effect at all times during the term of this Agreement, and shall notify the Advisor immediately if the Sub-Advisor ceases to be so registered;

iii.the Sub-Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust with a copy of that code, together with evidence of its adoption. The Sub-Advisor will, within 20 days of the end of each calendar quarter during which this Agreement remains in effect, cause the chief compliance officer of the Sub-Advisor to certify to the Trust that the Sub-Advisor has complied with the requirements of Rule 17j-1 (as amended from time to time) during the previous quarter and that there have been no violations of the Sub-Advisor’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Trust, the Advisor shall permit representatives of the Trust to examine the reports (or summaries of the reports) required to be made to the Advisor by Rule 17j-1(c)(1)and other records evidencing enforcement of the code of ethics; and

iv.the Form ADV that the Sub-Advisor has previously provided to the Advisor is a true and complete copy of the form as currently filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Advisor will promptly provide the Advisor and the Trust with a complete copy of all subsequent amendments to its Form ADV.

b)The Advisor represents and warrants to the Sub-Advisor as follows:

i.the Advisor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and

ii.the Advisor is registered as an investment adviser with the SEC under the Advisers Act, shall maintain such registration in effect at all times during the term of this Agreement, and shall notify the Sub-Advisor immediately if the Advisor ceases to be so registered.

4.Obligations of the Advisor.

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a)The Advisor shall provide (or cause the Funds’ Custodian (as defined in Section 5 hereof), the Funds’ accountant or the Funds’ distributor (as defined in the most recent prospectus of each Fund) to provide timely information to the Sub-Advisor regarding such matters as the composition of the Fund Assets, cash requirements and cash available for investment in the Fund Assets, and all other information as may be reasonably necessary for the Sub-Advisor to perform its responsibilities hereunder.

b)The Advisor has furnished the Sub-Advisor with a copy of the prospectus and SAI of each Fund and it agrees during the continuance of this Agreement to furnish the Sub-Advisor copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Advisor agrees to furnish the Sub-Advisor with copies of any financial statements or reports made by a Fund to its shareholders, and any further materials or information that the Sub-Advisor may reasonably request to enable it to perform its functions under this Agreement.

5.Custodian. The Advisor shall provide the Sub-Advisor with a copy of each Fund’s agreement with the custodian designated to hold the assets of such Fund (“Custodian”) and any material modifications thereto (“Custody Agreement”) that may affect the Sub-Advisor’s duties, copies of such modifications to be provided to the Sub-Advisor reasonably in advance of the effectiveness of such modifications. The Fund Assets shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Sub-Advisor shall have no liability for the acts or omissions of the Custodian, unless such act or omission is taken solely in reliance upon instruction given to the Custodian by a representative of the Sub-Advisor properly authorized to give such instruction under the Custody Agreement. Any assets added to any Fund shall be delivered directly to the Custodian.

6.Use of Name. The Advisor agrees to furnish the Sub-Advisor, for its review and/or prior approval (as appropriate), all prospectuses, brochures, advertisements, promotional materials, web-based information, proxy statements, shareholder reports or letters and other similar informational, offering or marketing materials that are (i) to be made available to shareholders of each of the Funds or to the public and that (ii) either (a) refer to the Sub-Advisor or any of its affiliates in any way, (b) describe the Sub-Advisor or any of its affiliates or (c) describe or characterize the duties of the Sub-Advisor under this Agreement (collectively, “Fund Informational Materials”). During the term of this Agreement, the Advisor may use the Sub-Advisor’s name, refer to the Sub-Advisor, describe the Sub-Advisor and/or describe or characterize the duties of the Sub-Advisor hereunder in any Fund’s Informational Materials under the following circumstances: (x) strictly as necessary to satisfy disclosure requirements under applicable rules, laws and regulations or (y) otherwise as approved in writing by the Sub-Advisor prior to such use, reference, descriptions or characterization.

Any Fund’s Informational Materials that are to be furnished by the Advisor to the Sub-Advisor pursuant to this Section 6 shall be sent as follows:

During the term of this Agreement, the Sub-Advisor may use the Advisor’s name and the Trust’s name, refer to the Advisor or Trust, describe the Advisor and Trust and describe the relationships and duties of the Trust, Advisor and Sub-Advisor under the following circumstances: (x) strictly as necessary to satisfy disclosure requirements under applicable rules, laws and regulations; (y) otherwise as approved in writing by the Sub-Advisor prior to such use, reference, descriptions or

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characterization and (z) in accordance with the disclosure included in any then-effective prospectus of a Fund.

7.Sub-Advisory Expenses. During the Term of this Agreement, the Sub-Advisor will pay all expenses incurred by it in connection with the performance of its duties under Section 2 hereof other than (a) transaction costs (i.e., the cost (including taxes, brokerage commissions and other transaction costs, if any) of the securities or other investment instruments purchased or sold for each of the Funds), which shall be for an account of each of the Funds and paid by each of the Funds; (b) expenses incurred by the Sub-Advisor on each Funds’ behalf in connection with (i) the processing of corporate actions, proxy voting and other similar matters referred to the Sub-Advisor for action pursuant to Section 2(h) hereof or (ii) legal costs (if any) incurred by the Sub-Advisor on behalf of each Fund in connection with the origination or negotiation of agreements or other legal documentation required in respect of the use or planned use of futures contracts, options, swaps or other permitted derivative instruments (if any); and (c) as otherwise approved in writing in advance by the Advisor (collectively, “Out-of-Pocket Expenses”), which shall be either paid directly by each of the Funds or, if paid by the Sub-Advisor on a Fund’s behalf, reimbursed by any such Fund within 20 business days’ of presentation of evidence of such expenses.

8.Compensation of the Sub-Advisor. As full compensation for all services rendered and facilities furnished by the Sub-Advisor hereunder, the Sub-Advisor shall be paid the fees in the amounts and in the manner set forth in Appendix B hereto.

9.Fund Expenses. During the term of this Agreement, except for (i) the fee payment under this Agreement, (ii) payments under each Fund’s 12b-1 plan, (iii) brokerage expenses, (iv) acquired fund fees and expenses, (v) taxes, (vi) interest (including borrowing costs and dividend expenses on securities sold short), (vii) compensation and expenses of the independent Trustees (including independent Trustee counsel fees), (viii) litigation expenses and other extraordinary expenses (including litigation to which the Trust or a Fund may be a party and indemnification of the Trustees and officers with respect thereto), the Sub-Advisor shall pay all of the expenses of each Fund, including but not limited to:

a)Salaries, Expenses and Fees of Certain Persons. The Sub-Advisor (or its affiliates) shall pay all salaries, expenses, and fees of the Trustees and officers of the Trust who are officers, directors/trustees, partners, or employees of the Sub-Advisor or its affiliates;
b)Assumption of Trust Expenses. The payment or assumption by the Sub-Advisor of any expense of the Trust that the Sub-Advisor is not required by this Agreement to pay or assume shall not obligate the Sub-Advisor to pay or assume the same or any similar expense of the Trust on any subsequent occasion;
c)Preparing, Printing and Mailing of Certain Documents. The costs of preparing, setting in type, printing and mailing of prospectuses, prospectus supplements, SAIs, annual, semiannual and periodic reports, and notices and proxy solicitation materials required to be furnished to shareholders of the Trust or regulatory authorities, and all tax returns;
d)Officers and Trustees. Compensation of the officers and Trustees of the Trust who are officers, directors/trustees, partners or employees of the Sub-Advisor or its affiliates;

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e)Registration Fees and Expenses. All legal and other fees and expenses incurred in connection with the affairs of the Trust, including those incurred with respect to registering its shares with regulatory authorities and all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing with necessary regulatory authorities of any registration statement and prospectus, and any amendments or supplements that may be made from time to time, including registration, filing and other fees in connection with requirements of regulatory authorities;
f)Custodian and Accounting Services. All expenses of the transfer, receipt, safekeeping, servicing and accounting for the Trust’s cash, securities, and other property, including all charges of depositories, custodians, and other agents, if any;
g)Independent Accountant and Trust Counsel Fees and Expenses. The charges for the services and expenses of the independent accountants and legal counsel retained by the Trust, for itself;
h)Transfer Agent. The charges and expenses of maintaining shareholder accounts, including all charges of transfer, bookkeeping, and dividend disbursing agents appointed by the Trust;
i)Trade Association Fees. Any membership fees, dues or expenses incurred in connection with the Trust’s membership in any trade association or similar organizations, as approved by the Trustees;
j)Bonding and Insurance. All insurance premiums for fidelity and other coverage, as approved by the Trustees;
k)Shareholder and Board of Trustees Meetings. All expenses incidental to holding shareholders and Trustees meetings, including the printing of notices and proxy materials and proxy solicitation fees and expenses; and
l)Pricing. All expenses of pricing of the net asset value per share of each Fund, including the cost of any equipment or services to obtain price quotations.
The Advisor acknowledges and agrees that the Sub-Advisor may obtain reimbursement for the expenses of the Funds from a third party.
10.Independent Contractor Status. The Sub-Advisor shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized herein or by applicable law or regulation, have no authority to act for or represent the Trust or the Advisor in any way or otherwise be deemed an agent of the Funds or the Advisor.

11.Liability and Indemnification.

a)Liability. The duties of each of the Sub-Advisor and the Advisor shall be confined to those expressly set forth in this Agreement. Neither the Sub-Advisor nor the Advisor shall have liability for any indirect, incidental, consequential, special, and exemplary or punitive damages to each other even if the Sub-Advisor or the Advisor, as the case may be, has been advised of the possibility of such damages. The Sub-Advisor shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss directly

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resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. Furthermore, under no circumstances shall the Sub-Advisor be liable for any loss arising out of any act or omission taken by another sub-adviser, or any other third party, in respect of any portion of the Trust’s assets not managed by the Sub-Advisor pursuant to this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to relieve the Sub-Advisor or the Advisor of any liability it would otherwise have under applicable federal securities laws.

b)Indemnification.
i.The Sub-Advisor shall indemnify the Advisor, the Trust and the Funds, and their respective affiliates and controlling persons (the “Advisor Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Advisor, the Trust or the Funds and their respective affiliates and controlling persons may sustain as a result of the Sub-Advisor’s breach of this Agreement or its representations and warranties herein or as a result of the Sub-Advisor’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Advisor Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Advisor’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder and/or any liability or expenses specifically excluded in Section 11(a) hereof.
ii.The Advisor shall indemnify the Sub-Advisor, its affiliates and its controlling persons (the “Sub-Advisor Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, arising from, or in connection with, the Advisor’s breach of this Agreement or its representations and warranties herein or as a result of the Advisor’s willful misfeasance, bad faith, negligence, reckless disregard of their duties hereunder or violation of applicable law; provided, however, that the Sub-Advisor Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Advisor’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder and/or any liability or expenses specifically excluded in Section 11(a) hereof.

12.Effective Date and Termination. This Agreement shall become effective upon commencement of the operations of the initial Funds, and

a)unless otherwise terminated, this Agreement shall continue in effect until the second anniversary of the effective date, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, either of the Advisor or the Sub-Advisor, cast in person at a meeting called for the purpose of voting on such approval;

b)this Agreement may at any time be terminated on 60 days’ written notice to the Sub-Advisor either by vote of the Board or by vote of a majority of the outstanding voting securities of a Fund;

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c)this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement; and

d)this Agreement may be terminated by the Sub-Advisor on 60 days’ written notice to the Advisor and the Trust, or by the Advisor on 60 days’ written notice to the Sub-Advisor.

Termination of this Agreement pursuant to this Section 12 shall be without the payment of any penalty.

13.Amendment. This Agreement may be amended at any time by mutual consent of the Advisor and the Sub-Advisor, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of a Fund and by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, either of the Advisor, or the Sub-Advisor, cast in person at a meeting called for the purpose of voting on such approval.

14.Assignment. The Sub-Advisor may not assign this Agreement and this Agreement shall automatically terminate in the event of an “assignment,” as such term is defined in section 2(a)(4) of the 1940 Act. The Sub-Advisor shall notify the Advisor in writing sufficiently in advance of any proposed change of “control,” as defined in section 2(a)(9) of the 1940 Act, so as to enable the Trust and/or the Advisor to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Sub-Advisory Agreement with the Sub-Advisor, and (c) prepare, file, and deliver any disclosure document to a Fund’s shareholders as may be required by applicable law.

15.Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to Section 12(c) hereof) and, to the extent provided in Section 12 hereof, each Sub-Advisor and Advisor Indemnified Person. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

16.Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding any party’s customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

17.Confidentiality. Any information or recommendations supplied by either the Advisor or the Sub-Advisor, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including without limitation portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential

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Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the Custodian, and such persons as the Advisor may designate in connection with the Fund Assets.

18.Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this section.

For:    Millington Securities Inc.
    331 Newman Springs Road
    Suite 122
    Red Bank, NJ 07701
    Attn: Don Schreiber, Jr.
    (732) 842-4920

For:    WBI Investments, Inc.
    331 Newman Springs Road
    Suite 122
    Red Bank, NJ 07701
    Attn: Don Schreiber, Jr.
    (732) 842-4920

For:    Absolute Shares Trust
    331 Newman Springs Road
    Suite 122
    Red Bank, NJ 07701
    Attn: Don Schreiber, Jr.
    (732) 842-4920

With a copy to:    K&L Gates, LLP
    599 Lexington Avenue
    New York, NY 10022
    Attn: Peter J. Shea, Esq.
    (212) 536-3988

19.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, or any applicable provisions of the Investment Company Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with the applicable provisions of the Investment Company Act, the Investment Company Act shall control.

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21.Severability and Survival. Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein. Section 11 shall survive the termination of this Agreement.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

ABSOLUTE SHARES TRUST By: /s/ Don Schreiber, Jr. Name: Don Schreiber, Jr. Title: President and Principal Executive Officer	MILLINGTON SECURITIES INC. By:/s/ Don Schreiber, Jr. Name: Don Schreiber, Jr. Title: Chief Executive Officer

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Appendix A

LIST OF FUNDS:

WBI BullBear Trend Switch US Total Return ETF
WBI BullBear Trend Switch US 1000 ETF
WBI BullBear Trend Switch 2000 ETF
WBI BullBear Trend Switch US 1000 Total Return ETF
WBI BullBear Trend Switch US 2000 Total Return ETF
WBI BullBear Trend Switch US 3000 Total Return ETF

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Appendix B

Sub-Advisory Fees
As compensation for the services provided by the Sub-Advisor pursuant to this Agreement, within 10 business days of the last business day of each month, the Advisor shall pay, or shall cause each Fund to pay, the Sub-Advisor in arrears a fee calculated as a percentage of the average daily net assets of such Fund at the annual rates set forth below:

Fund	Fee Rate (% of average daily net assets)
WBI BullBear Trend Switch US Bond ETF	0.65%
WBI BullBear Trend Switch US 1000 ETF	0.65%
WBI BullBear Trend Switch US 2000 ETF	0.65%
WBI BullBear Trend Switch US 1000 Bond ETF	0.65%
WBI BullBear Trend Switch US 2000 Bond ETF	0.65%
WBI BullBear Trend Switch US 3000 Bond ETF	0.65%

The fee paid hereunder is accrued daily at 1/365th of the applicable annual rate and any fees due hereunder with respect to partial months shall be pro-rated using the ratio of (i) the actual number of business days on which sub-advisory services were provided during such partial month over (ii) the total number of business days for such month. For the purpose of the fee accrual, the daily net assets of a Fund are determined in the manner and at the times set forth in the Trust’s current prospectus and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined.

The Sub-Advisor may waive all or a portion of its fees provided for hereunder and such waiver will be treated as a reduction in the purchase price of its services. The Sub-Advisor shall be contractually bound under this Agreement by the terms of any publicly-announced waiver of its fee, or any limitation of a Fund’s expenses, as if such waiver or limitation were fully set forth in this Agreement. The waiver of any of the Sub-Advisor’s fee shall not obligate the Sub-Advisor to waive any of its fee on a subsequent occasion.
As of the date of this Agreement, the Advisor expects to cause the payment of the Sub-Advisor’s fee through the delegation to the Sub-Advisor of its right to receive payment of advisory fees under the Advisory Agreement.

This Appendix B shall be amended from time to time to reflect the addition and/or termination of any Fund as a Fund hereunder

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